Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Announces $725 Million in New Debt Financing

Completes $400 Million Revolving Credit Facility and $325 Million Term Loan Facility

Westport, Conn., June 9, 2014 – Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today that it has signed a credit agreement for a revolving credit facility totaling $400 million and a term loan facility in the amount of $325 million. The two facilities, led by Bank of America Merrill Lynch, SunTrust Robinson Humphrey, TD Securities, and U.S. Bank National combine for $725 million in new debt financing and replace the Company’s previous revolving credit facility and term loan facility.

Under the terms of the five-year revolving credit facility, which is subject to borrowing base restrictions, amounts borrowed bear interest at LIBOR plus a margin ranging from 2.00% to 2.75%, based on a leverage ratio defined in the credit agreement. Under the terms of the seven-year term loan facility, amounts borrowed bear interest at LIBOR plus a margin of 3.25%. The term loan facility requires quarterly payments of approximately $0.81 million, with a final payment of the outstanding principal balance due June 2021. The Company utilized approximately $280 million of the proceeds from the term debt facility to refinance existing term loan indebtedness under its previous credit agreement. As a result, there are no initial borrowings outstanding under the revolving credit facility at closing. The Company expects to utilize the remaining proceeds from the issuance of the term loan and future borrowings under the revolving credit facility to fund future expansion opportunities at its existing subsidiary companies, pursue new platform acquisition opportunities and provide for working capital and general corporate uses.

Alan Offenberg, CODI’s Chief Executive Officer, commented, “We are very pleased to have completed this debt financing, which provides multiple benefits for our Company. First, it allows us to refinance our existing debt and extend our maturities to June 2019, in the case of our revolver, and to June 2021 for the new term loan. Second, it ensures attractive debt terms and pricing over the next several years. Third, the financing expands our overall debt capacity and further enhances our ability to continue to aggressively pursue organic and acquisition-related growth opportunities. Finally, we diversified our banking relationships by adding Bank of America Merrill Lynch to our lending group. We appreciate the support of all the financial institutions who participated in this transaction, which demonstrates their confidence in CODI’s future prospects.”

Additional information on the credit agreement will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) later today.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current businesses is a leader in its niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design and manufacture of high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles (FOX, www.ridefox.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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